Exhibit 23.6

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ Duane Morris LLP
Duane Morris LLP
Washington, DC
February 12, 2026